Exhibit (p)(36)

AXA Rosenberg Group

Global Code of Ethics

Last updated: January 2013

Business Confidential

DOCUMENT CONTROL

Contact Details

Department Owner:	Compliance

Owner(s):	Global Chief Compliance Officer

Contact(s):	Global Chief Compliance Officer

Responsible for Local Communication/Implementation:	Local Compliance Officer

Revision History

Date Created:

Frequency of Update:	Annual or as needed

Last Updated:	24 January 2013 – Administrative changes; attached the Compliance Disclosure Form as Appendix II

Approval Details

Date Approved by CCSC:	12 September 2012

Date Approved by GCERC:	18 September 2012

Effective Date:	28 September 2012

TABLE OF CONTENTS

1.	INTRODUCTION

1.1	DEFINITION

In many jurisdictions, the development and implementation of a Code of Ethics (“Code”) results from local regulations and requirements that our businesses are subject to. These may also indicate the areas that should be covered or addressed within the Code along with supporting practices as they relate to the business activities of the entity.

In addition to local requirements, the following Code outlines the broad requirements and considerations relating to sound and ethical business conduct and practice that AXA Rosenberg entities are required to observe.

1.2	OBJECTIVES

In developing the Code of Ethics, AXA Rosenberg strives to implement and give substance to its fundamental fiduciary principals and the laws that govern investment managers. AXA Rosenberg is committed to upholding its fiduciary responsibilities to clients (including but not limited to, under ERISA), including the duties of honesty, good faith and fair dealing, and acting in clients’ best interests while avoiding or disclosing conflicts of interest. The highest standards of professional conduct are reflected in this Code and the ethical behavior required to instill trust and confidence.

AXA Rosenberg’s Code of Ethics is designed to:

•	Protect AXA Rosenberg’s clients by deterring misconduct;

•	Educate persons covered by the Code regarding AXA Rosenberg’s expectations and the laws governing their conduct;

•	Remind persons covered by the Code that they are in a position of trust and must act in accordance with this position of trust and responsibility;

•	Protect AXA Rosenberg’s reputation;

•	Guard against violation of the securities laws and violations of ERISA; and

•	Establish procedures for employees to follow so that AXA Rosenberg may determine whether persons covered by the Code are complying with AXA Rosenberg’s ethical principles.

It is AXA Rosenberg’s goal that the Code be a clear statement of AXA Rosenberg’s purpose and values and a guiding and evolving document to meet these high standards. The Code summarizes the values, principals, and business practices that guide AXA Rosenberg’s business conduct. It is also intended to address securities-related conduct and focus principally on fiduciary duty, personal securities transactions, insider trading, gifts and entertainment, conflicts of interest, antitrust, and employment practices. Other topics, policies, and procedures are addressed in AXA Rosenberg’s regional compliance policies and procedures.

1.3	SCOPE

Within the AXA Investment Managers Group, the AXA Rosenberg business, collectively referred to as “AXA Rosenberg”, provides investment management services based on fundamental equity analysis using quantitative methods.

This global policy applies to all employees of AXA Rosenberg investment management entities responsible for providing investment management or ancillary services on behalf of the AXA Rosenberg expertise (i.e. Research and Models, Portfolio Management, Trading, Investment Specialists, Account Management, General Management, PMO, Technology, Operations, Performance and Corporate Communications) or serving in certain specified control or shared operational functions directly supporting the AXA Rosenberg expertise (i.e. Risk Management, Legal, Compliance, Finance-Orinda, HR-Orinda).

In situations where local regulatory requirements dictate or prescribe practices that are greater than or different from what is contained within this policy, then local regulatory requirements should always be adhered to first and foremost.

All persons covered by the Code, as indicated above, are required to abide by the global Code of Ethics, global and regional compliance policies and procedures. Together, the Code and the global and regional compliance policies and procedures set forth the standards of business conduct for such persons and also specify personal securities transaction procedures designed to prevent unethical trading practices.

2.	DETAILED DESCRIPTION

2.1	PERSONS COVERED BY THE CODE

All AXA Rosenberg Employees identified above. It should be noted that all AXA Rosenberg employees are currently designated as “Access Persons” as defined within the AXA Rosenberg Group Personal Securities Trading Policy attached within Appendix I.

Employees of AXA Rosenberg are prohibited from disclosing or using any investment information obtained in the course of their work with AXA Rosenberg, other than in the performance of duties for AXA Rosenberg, or if required by law.

2.2	TEMPORARY EXEMPTION FROM THE CODE

The local Compliance Officer may grant temporary exemption from the Code to employees of AXA Rosenberg on an approved extended leave of absence, provided the employees are not involved in the day-to-day activities of AXA Rosenberg. The local Compliance Officer may use his or her discretion to deem such an employee to be subject to the Code. Exceptions should be structured to be as narrow as is reasonably practicable with the appropriate safeguards designed to prevent abuse of the exception. Notwithstanding the foregoing, no exception to a provision of the Code shall be granted where such exception would result in a violation of Rule 204A-1 of the Advisers Act or other applicable securities laws.

2.3	SECURITIES AND ACCOUNTS COVERED BY THE CODE

The AXA Rosenberg Group Personal Trading and Inside Information Policy provides information on securities and accounts covered by the Code. Please refer to Appendix I, the AXA Rosenberg Group Global Personal Trading Policy for additional information and requirements.

2.4	ROLES AND RESPONSIBILITY

As noted in the introduction, AXA Rosenberg has an overarching fiduciary duty (including but not limited to, under ERISA) to its clients, and it is the obligation of its Employees to understand and uphold that duty. Both the firm and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct.

This Code of Ethics establishes a set of basic principles to guide all persons covered by the Code regarding the minimum requirements expected of them. It is not intended to provide an exhaustive list of all the detailed rules, regulations, and legal requirements that may apply. These general principles govern all conduct, whether or not the conduct is also covered by more specific standards and procedures. Failure to comply with AXA Rosenberg’s Code of Ethics may result in disciplinary actions, including termination of employment. These general principles include:

•	The duty, at all times, to place the interests of clients first. Employees shall avoid serving their own personal interests ahead of the interests of AXA Rosenberg’s clients.

•	The requirement that all personal securities transactions be conducted in such a manner as to be consistent with the Code of Ethics and to avoid any actual or potential conflict of interest or any abuse of an employee’s position of trust and responsibility.

•	The duty for employees not to take inappropriate advantage of their positions.

•	The fiduciary duty to maintain as confidential all information concerning the identity of security holdings and financial circumstances of clients.

•	The obligation for employees to conduct themselves with honesty, integrity, and professionalism.

•	Observing proper standards of market conduct.

•	Acting with due skill, care, and diligence.

•	Dealing with regulators in an open and cooperative way, and disclose appropriately any information of which they would reasonably expect notice.

•	Refraining from any deliberate acts, omissions or business practices that could be reasonably expected to cause client detriment.

•	Avoiding making any untrue statement, omitting a material fact or otherwise being misleading, including the use or misuse of false rumors.

Violations of the Code may result in disciplinary action, including, but not limited to, a verbal or written warning, disgorgement of profits, suspension of personal trading rights, suspension of employment (with or without compensation), demotion, or termination of employment.

2.5	STANDARDS OF BUSINESS CONDUCT

AXA Rosenberg is committed to conducting its business in accordance with best international practice, and within the laws of the countries in which it operates, in a manner that manages conflicts of interest appropriately and seeks to avoid even any appearance of conflict of interest. These practices are essential for maintaining client confidence, AXA Rosenberg’s reputation and the regulatory licenses upon which our business depends. Employees are expected to observe a high standard of business and personal ethics and to exercise proper judgment in conducting AXA Rosenberg’s business.

Compliance with Laws and Regulations

Employees shall not engage in any activity that might involve AXA Rosenberg or its employees in a violation of applicable laws or regulations in any jurisdiction in which AXA Rosenberg operates (including ERISA). Employees are responsible for adhering to legal standards and prohibitions applicable to their assigned duties and conduct themselves accordingly. AXA Rosenberg’s Legal and Compliance teams, and, where appropriate, the services of AXA Rosenberg’s external legal counsel, are available for advice and consultation.

Prohibitions – As part of this requirement, employees are not permitted to:

•	Defraud a client in any manner

•	Mislead a client, including by making a statement that omits materials facts

•	Engage in any act, practice, or course of conduct that operates or would operate as a fraud or deceit upon a client

•	Engage in any manipulative practice with respect to a client

•	Engage in any manipulative practice with respect to securities, including price manipulation

Policies and Procedures – AXA Rosenberg requires employees to adhere to all AXA IM Global Risk and Control Standards, and the AXA Rosenberg Group Global and Local compliance policies and procedures.

Conflicts of Interest

AXA Rosenberg, as a fiduciary, including but not limited to, under ERISA, has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of its clients and to make full and fair disclosure of any material facts, particularly where AXA Rosenberg’s interests may conflict with the clients’ interests. AXA Rosenberg will comply with this duty to avoid conflicts of interest by disclosing all material facts concerning any conflict that may arise with respect to any client.

Senior Management of AXA Rosenberg is closely involved in discharging AXA Rosenberg’s duties regarding conflicts of interest. Each business unit is also asked to monitor and report any new conflicts or potential conflicts that have or may have arisen in the course of daily business. In addition, employees must try to avoid situations that have even the appearance of conflict or impropriety.

AXA Rosenberg created a Conflicts of Interest Policy in response to AXA Rosenberg’s regulatory obligation to establish, implement, and maintain an effective policy on conflicts of interest. The Conflicts of Interest Policy is a detailed document that takes into account circumstances, of which AXA Rosenberg is or should be aware, that may give rise to a conflict of interest as a result of the structure and business activities of other members of AXA Rosenberg. This policy includes MIFID requirements on conflicts, as well as AXA Rosenberg’s policy for management and mitigation of conflicts of interest. Please refer to the AXA Rosenberg Group Global Conflict of Interest Policy for additional information and requirements.

Personal Securities Transactions and Insider Trading

AXA Rosenberg has adopted principles governing personal investment activity which apply to all employees and those individuals designated as “Access Persons” as reflected in the AXA Rosenberg Group Global Personal Trading and Insider Trading Policy within Appendix I. See also AXA IM’s Risk and Control Standards - Personal Trading and Insider Trading.

Persons designated as “Access Persons” pursuant to the AXA Rosenberg Group Global Personal Trading and Insider Trading Policy include:

“Access Person” includes any “Supervised Person” of AXA Rosenberg:

•	Who has access to non-public information regarding AXA Rosenberg’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund or account: or

•	Who is involved in making securities recommendations for AXA Rosenberg or who has access to such recommendations that are non-public.

•	All employees of AXA Rosenberg are considered “Access Persons” unless it can be clearly demonstrated that they do not fall into category (1) or (2).

“Supervised Person” means:

•	Any partner, officer, director or employee of AXA Rosenberg (or other person occupying a similar status or performing similar functions) as well as any other persons (including independent contractors) who provide investment advice on behalf of AXA Rosenberg and is subject to the supervision and control of AXA Rosenberg.

•	Other persons include employees responsible for supporting the AXA Rosenberg expertise, whether employed by AXA Rosenberg or other AXA-related entities.

Note – Immediate family living in a Access Person’s household, including any relative by blood or marriage, and any domestic partner or “significant other”, are not considered Access Persons, however, the policy does extend to their accounts, transaction and holdings.

Please refer to the policies and standards noted above for additional information and requirements.

Gifts and Entertainment

A conflict of interest occurs when the personal interests of Employees interfere or could potentially interfere with their responsibilities to AXA Rosenberg and its clients. Employees should never encourage a quid pro quo (i.e., “favor for favor”) business transaction or feel beholden to a person or firm. The overriding principal is that employees should not accept inappropriate gifts, favors, entertainment, special accommodations, or other items or gestures of material value that could be construed to lead to an actual or perceived conflict of interest. Similarly, employees should not offer gifts, favors, entertainment, or other items or gestures of value that could be viewed as excessive or lavish or aimed at influencing decision making. Employees should adhere to the procedures stated in the AXA Rosenberg Group Global Gift and Entertainment Policy or applicable local compliance policy and standards.

Political Contributions

Neither AXA Rosenberg nor any director, officer, or employee may make any payment of any kind, either directly or indirectly, to any official of any government or government instrumentality, or to any political party or official thereof or any candidate for any political office, in any case, whether domestic or foreign, for the purpose of influencing any act or decision in order to help AXA Rosenberg obtain or retain business for or with, or direct business to, any person.

All activities of AXA Rosenberg must comply with the provisions of any applicable laws and may require pre-clearance from the local Compliance Officer. Employees must be familiar with the laws governing the jurisdiction in which they wish to make a political contribution. Employees should refer to the AXA Rosenberg Group Global Political Contribution Policy or consult with their local Compliance Officer before making a political contribution.

To comply with certain governmental requirements, employees must adhere to their local Compliance Anti-Bribery policy and/or standard and may be required to disclose personal political contributions to the local Compliance Officer. The Compliance group will disclose this information only to such governmental entities unless otherwise required by law.

Confidentiality

Employees may not disclose or use Confidential Information (or remove Confidential Information from any premises of AXA Rosenberg) for any purpose other than in the performance of his or her duties for AXA Rosenberg.

“Confidential Information” includes but is not limited to, all non-public information that, if disclosed, might be of use to competitors or harmful to AXA Rosenberg or its clients. It also includes technical information (including but not limited to methods, processes, formulae, compositions, systems, techniques, inventions, machines, computer programs, research projects, computer systems, source codes, documentation, algorithms, process know-how and databases) and business information (including but not limited to any client list or related client information, client account information, pricing data, sales records, invoices, information contained in client files and information provided by clients, sources of supply, financial information, investment holdings or recommendations, data, or statements, agreements, marketing, production or merchandising system or plans, organizational charts, employee personnel information including but not limited to contact information, product research and development, plans, designs, processes, procedures, financial forecasts, formulas, improvements, or inventions). The above obligations continue even after an Employee’s tenure with AXA Rosenberg ends. Please refer to the AXA Rosenberg Group Global Information Security Code of Conduct and Standards for additional information and requirements.

Service on a Board of Directors – Public or Private Company

Because of the potential for conflicts of interest and insider trading issues, AXA Rosenberg requires employees to obtain written approval from their manager, local Compliance Officer and as necessary the CEO prior to accepting a position on a private organization’s board of directors or serve as a director of a public company. Employees must represent to the local Compliance Officer that the opportunity of the position arises as a result of activities unrelated to their position at AXA Rosenberg, and that the position will not create a conflict of interest.

Private Company Going Public

AXA Rosenberg requires that an employee who is a director of a private company notify the local Compliance Officer if that company goes public during the employee’s term as a director. Employees must represent to the local Compliance Officer that the opportunity to hold a position as director of a publicly traded company arises as a result of activities unrelated to their position at AXA Rosenberg, and that the position will not create a conflict of interest.

Other Outside Activities

In addition to addressing service on boards of organizations or companies, AXA Rosenberg has provisions addressing outside activities:

•	General – AXA Rosenberg prohibits employees from engaging in outside activities (whether business, investment or otherwise) that interfere or could potentially interfere with their duties at AXA Rosenberg, AXA Rosenberg’s interests or the interest of AXA Rosenberg’s clients.

•	Disclosure – Regardless of whether an outside activity is specifically addressed in the Code, an outside activity could potentially interfere with an employee’s duties at AXA Rosenberg, AXA Rosenberg’s interests, or the interests of AXA Rosenberg’s clients. Therefore, employees shall obtain written approval from their manager and local Compliance Officer prior to engaging in any outside activity.

Please refer to the AXA Rosenberg Group Global Conflicts of Interest Policy for additional information and requirements.

Marketing and Promotional Activities

Employees are reminded that all oral and written statements, including those made to clients, prospective clients, client representatives, or the media, must be professional, accurate, balanced, and not misleading in any material manner. Please refer to the AXA Rosenberg Group Global Marketing, Client and Investor Communications Policy, the AXA Rosenberg Group Global Electronic Communications Policy as well as the AXA IM’s Risk & Control Standard – Sales and Marketing Activities, Initiatives & Approaches for additional information.

Use of Client Relationships

As discussed previously, AXA Rosenberg has a fiduciary responsibility (including but not limited to, under ERISA) to each of our clients, which requires that our actions with respect to client assets or vendor relationships be based solely on the clients’ best interests and avoid any appearance of being based on our own self-interest. Therefore, client assets or relationships must not be used in a way that inappropriately benefits AXA Rosenberg.

AXA Rosenberg regularly acquires services directly for itself, and indirectly on behalf of its clients (e.g., brokerage, investment research, custody, administration, auditing, accounting, printing and legal services). Using the existence of these relationships to obtain discounts or favorable pricing on items purchased directly for AXA Rosenberg or for clients other than those paying for the services may create conflicts of interest. Accordingly, business relationships maintained on behalf of our clients may not be used to leverage pricing for AXA Rosenberg when acting for its own account unless all pricing discounts and arrangements are shared ratably with those clients whose existing relationships were used to negotiate the arrangement and the arrangement is otherwise appropriate under relevant legal/regulatory guidelines. For example, when negotiating printing services, we may not ask the proposed vendor to consider the volume of printing business that they may get from AXA Rosenberg on behalf of the investment funds we manage when proposing a price. On the other hand, vendor/service provider relationships with AXA Rosenberg may be used to leverage pricing on behalf of AXA Rosenberg’s clients.

In summary, while efforts made to leverage our buying power are good business, efforts to obtain a benefit for AXA Rosenberg as a result of vendor relationships that we structure or maintain on behalf of clients may create conflicts of interest, which should be escalated and addressed.

Corporate Opportunities and Resources

AXA Rosenberg employees have a fiduciary duty (including but not limited to, under ERISA) to AXA Rosenberg to advance the firm’s legitimate interests when the opportunity to do so arises and to use corporate resources exclusively for that purpose. Corporate opportunities and resources must not be taken or used for personal gain. AXA Rosenberg Employees are prohibited from:

•	Using company property, information, resources or their company position for personal gain or personal advancement.

•	Competing with AXA Rosenberg or AXA Group directly or indirectly without approval from the CEO and local Compliance.

Improper Influence on Conduct of Audits

AXA Rosenberg employees, and persons acting under their direction, are prohibited from taking any action to coerce, manipulate, mislead, hinder, obstruct or fraudulently influence any external auditor, internal auditor or regulator engaged in the performance of an audit or review of AXA Rosenberg’s financial statements, activities (including any AXA IM entity). AXA Rosenberg employees are required to cooperate fully with any such audit or review.

Examples of improper influence could be:

•	Offering any form of financial incentive to an auditor including future employment or contracts for non-audit services.

•	Knowingly providing an auditor with any misleading data, information or analysis.

•	Seeking or threatening to have an audit engagement cancelled or partner removed because the auditor/partner objects to the firm’s accounting or other practices.

The following is a non-exhaustive list of actions that might constitute improper influence:

•	Offering or paying bribes or other financial incentives to an auditor, including offering future employment or contracts for audit or non-audit services;

•	Knowingly providing an internal or external auditor or regulator with inaccurate or misleading data or information;

•	Threatening to cancel or canceling existing non-audit or audit engagements if the auditor objects to the company’s accounting;

•	Seeking to have a partner or other team member removed from the audit engagement because such person objects to the company’s accounting;

•	Knowingly altering, tampering or destroying company documents;

•	Knowingly withholding pertinent information; or

•	Knowingly providing incomplete information

Under Sarbanes Oxley Law any false statement, that is, a lie or attempt to deceive an investigator may result in criminal prosecution.

Protection and Proper Use of AXA Rosenberg Assets

AXA Rosenberg employees have a responsibility for safeguarding and making proper and efficient use of AXA Rosenberg’s property. Every AXA Rosenberg employee also has an obligation to protect AXA Rosenberg’s property from loss, fraud, damage, misuse, theft, embezzlement or destruction. Acts of fraud, theft, loss, misuse, carelessness and waste of assets may have a direct impact on AXA Rosenberg’s profitability. Any situations or incidents that could lead to the theft, loss, fraudulent or other misuse or waste of AXA Rosenberg property should be reported to your supervisor or a representative of AXA Rosenberg’s Human Resources or Legal and Compliance Department as soon as they come to an employee’s attention.

Regulatory Inquiries, Investigations and Litigation

Requests for Information

Governmental agencies and regulatory organizations may from time to time conduct surveys or make inquiries that request information about AXA Rosenberg, its customers or others that generally would be considered confidential or proprietary.

All regulatory inquiries concerning AXA Rosenberg are to be handled by the local Compliance Officer. Employees receiving such inquiries should refer such matters immediately to the Compliance Department. Compliance will consult with the Legal Department as necessary.

Types of Inquiries

Regulatory inquiries may be received by mail, e-mail, telephone or personal visit. In the case of a personal visit, demand may be made for immediate production or inspection of documents. While any telephone or personal inquiry should be handled in a courteous manner, the caller or visitor should be informed that responses to such requests are the responsibility of AXA Rosenberg’s Compliance Department. Therefore, the visitor should be asked to wait briefly while a call is made to the local Compliance Officer for guidance on how to proceed. In the case of a telephone inquiry, the caller should be referred to the local Compliance Officer or informed that his/her call will be promptly returned. Letter or e-mail inquiries should be forwarded promptly to the local Compliance Officer, who will provide an appropriate response.

Responding to Information Requests

Under no circumstances should any documents or materials be released without prior approval of the local Compliance Officer, or the Global Chief Compliance Officer. Likewise, no employee should have substantive discussions with any regulatory personnel without prior consultation with either of these individuals. Note that this policy is standard industry practice and should not evoke adverse reaction from any experienced regulatory personnel.

Use of Outside Counsel

It is the responsibility of the Chief Legal Officer and/or Global Chief Compliance Officer to inform AXA Rosenberg’s outside counsel in those instances deemed appropriate and necessary.

Regulatory Investigation

Any employee that is notified that they are the subject of a regulatory investigation, whether in connection with his or her activities at AXA Rosenberg or at a previous employer, must immediately notify the local Compliance Officer.

Litigation

Any receipt of service or other notification of a pending or threatened action against the firm should be brought to the immediate attention of the Chief Legal Officer or the Global Chief Compliance Officer. These individuals also should be informed of any instance in which an employee is sued in a matter involving his/her activities on behalf of AXA Rosenberg. Notice also should be given to either of these individuals upon receipt of a subpoena for information from AXA Rosenberg relating to any matter in litigation or receipt of a garnishment lien or judgment against the firm or any of its clients or employees. The Chief Legal Officer will determine the appropriate response.

2.6 ANTITRUST AND FAIR DEALING

AXA Rosenberg believes that the welfare of consumers is best served by economic competition. AXA Rosenberg’s policy is to compete vigorously and successfully in today’s increasingly competitive business climate and to do so at all times in compliance with all applicable antitrust, competition, and fair-dealing laws in all the markets in which it operates. Employees should endeavor to deal fairly with clients, suppliers, competitors, and other employees. No one should take unfair advantage, especially through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practices. The anti trust laws are designed to preserve a competitive economy and promote fair competition. Because these laws are complex, employees should seek advice from legal or their local compliance officer if questions arise.

2.7 COMPLIANCE PROCEDURES

Certification of Compliance

1.	Initial Certification – AXA Rosenberg Compliance is required to provide all Employees with a copy of the Code of Ethics and each employee is required to certify in writing that they have:

a.	Received a copy of AXA Rosenberg Groups Code of Ethics
b.	Read and understood all provisions of AXA Rosenberg Groups Code of Ethics
c.	Agreed to comply with the terms of AXA Rosenberg Groups Code of Ethics
d.	Received, completed, signed and returned to Compliance the “Compliance Disclosure Form” (Attached as Appendix II)

2.	Acknowledgment of Amendments – AXA Rosenberg Compliance must provide employees with notice of any amendments to the Code, and employees must acknowledge that they have received, read and understood the Code and any amendments at least annually.

3.	Certification – Employees must certify at least annually that they have read, understood and complied with the Code as well as other related policies.

If employees are unable to make such a representation, they are required to immediately report any violations to the local Compliance Officer.

Certification Requirements

All Access Persons must use MyComplianceOffice.com, when applicable, for certification reporting requirements.

1.	Initial and Annual Holdings Reports – AXA Rosenberg Compliance requires Access Persons to submit to the local Compliance Officer (or their designee) a report of all holdings in Covered Securities in which Access Persons have any direct or indirect beneficial ownership within 10 days of becoming an Access Person.

•	For newly designated Access Persons, the holdings information must be current as of a date no more than 45 days before the person became an Access Person.

•	Initial account and holdings disclosure information must be disclosed in the “Compliance Disclosure Form” (Attached as Appendix II) and returned to Compliance within 10 days of hire.

Then, on an annual basis thereafter, Access Persons must report their holdings in covered securities and certify to the accuracy of these holdings in MyComplianceOffice.com.

The Holdings Report will include:

•	Security name and/or ticker

•	Security Type (e.g., equity, fixed income, option)

•	Number of shares

•	Current price of security

•	Account holding Covered Security

•	As of date of the holding

•	The holdings information supplied must be current as of a date no more than 45 days prior to the date the annual holdings certification is due.

2.	Quarterly Brokerage Account Reports – The Policy requires Access Persons to disclose the following information about any Covered Account opened during the quarter in MyComplianceOffice.com:

•	Name of the entity (i.e., broker, dealer, or bank) with whom the Access Person established the account

•	Account ID and name (registration)

•	Date the account was established

3.	Quarterly Transaction Reports – Within 30 calendar days of the end of each calendar quarter (or before the Access Person’s last date of employment, whichever is earlier), each Access Person should certify in MyComplianceOffice.com all transactions in Covered Securities during the quarter.

The Quarterly Certification in MyComplianceOffice.com will include:

•	Account(s) in which the transaction(s) occurred

•	Security name and/or ticker

•	Date of the transaction (trade date)

•	Security type (e.g., equity, fixed income, option)

•	Nature of the transaction (e.g., buy, sell, cover)

•	Price of the security at which the transaction was effected

•	Interest rate and maturity date (if applicable)

•	Number of shares

•	Principal amount

Every Access Person shall certify quarterly regardless of whether reportable transactions occurred during the quarter.

Confidentiality of Reports – AXA Rosenberg assures Access Persons that their transactions and holdings reports will be maintained in confidence, except to the extent necessary to implement and enforce the provisions of the Policy or to comply with requests for information from regulatory or government agencies.

2.8	DISCLOSURE

Form ADV Disclosure

AXA Rosenberg is required to include in its Form ADV a description of the Code and a statement that AXA Rosenberg will provide a copy of the Code to any client or prospective client upon request.

Accuracy of Disclosure

Securities and other laws impose public disclosure requirements on AXA Rosenberg and require it to regularly file reports, financial information and make other submissions to various regulators and stock market authorities around the globe. Such reports and submissions must comply with all applicable legal requirements and may not contain misstatements or omit material facts.

AXA Rosenberg employees who are directly or indirectly involved in preparing such reports and submissions, or who regularly communicate with the press, investors and analysts concerning AXA Rosenberg, must ensure within the scope of the employee’s job activities that such reports, submissions and communications are full, fair, timely, accurate and understandable, and meet applicable legal requirements. This applies to all public disclosures, oral statements, visual presentations, press conferences and media calls concerning AXA Rosenberg, its financial performance and similar matters.

2.9	ADMINISTRATION AND ENFORCEMENT OF THE CODE

Training and Education

The local Compliance Officer (or designee) is responsible for training and educating employees regarding the Code. Such training will occur periodically, and all employees are required to attend or participate in any training sessions or read any applicable materials.

Review

The local Compliance Officer (or designee) is required to review at least annually the adequacy of the Code and the effectiveness of its implementation.

Mutual Funds’ Board Approval

AXA Rosenberg Investment Management LLC may be an adviser or sub-adviser to US mutual Funds; accordingly, AXA Rosenberg is required to have the Code approved by the board of directors of the mutual funds that AXA Rosenberg advises. Any material amendments to the Code must also be approved by the boards of such mutual funds.

Report for the Mutual Funds’ Board

AXA Rosenberg Investment Management LLC may be an adviser or sub-adviser to US mutual funds; accordingly, AXA Rosenberg Investment Management LLC is required to provide an annual written report to the board of directors of those funds that AXA Rosenberg Investment Management LLC sub-advises. This report describes any issues arising under the Code since the last report, including information about material violations of the Code and sanctions imposed in response to such violations. The report must include discussion of whether any waivers that might be considered important by the board were granted during the applicable period. The report must also certify that AXA Rosenberg has adopted procedures reasonably necessary to prevent employees from violating the Code.

Report for Senior Management

The local Compliance Officers are required to report their annual review of the Code to the Compliance Controls Sub-Committee (CCSC), Global Compliance, Ethics and Risk Governance (GCERC) committees as well as the AXA Rosenberg Group Board. They also must escalate and report material Code violations to the CCSC, GCERC and the AXA Rosenberg Group Board.

Reporting Violations

All employees must report violations of AXA Rosenberg’s Code promptly to the local Compliance Officer, Global Chief Compliance Officer or Chief Legal Officer (provided that the Chief Compliance Officer or local Compliance Officer simultaneously also received reports of all violations).

Additionally, employees should refer to the AXA Rosenberg Group Global Whistleblower Policy for ethical escalations. Separately, the AXA Rosenberg Group Global Incident Escalation and Error Correction Policy provides a framework for notification of operational, trading or model breaches and errors.

Any employee reporting in good faith any practices or actions that they believe to be inappropriate or inconsistent with the AXA IM Risk and Control Standards, the AXA Rosenberg Group Global Code of Ethics, Global Incident, Escalation and Error Correction Policy, and other local and global AXA Rosenberg compliance policies are protected from retaliation as specified in the AXA Rosenberg Group Global Whistleblower Policy.

Apparent Violations – Employees are required to report “apparent” or “suspected” violations in addition to actual or known violations of the Code; and they should refrain from any action or transaction that might lead to the appearance of a violation.

Retaliation – Retaliation against an individual for reporting a violation is prohibited and constitutes a further violation of the Code.

Types of Reporting – Employees are required to report:

•	Noncompliance with or violation of (including but not limited to, under ERISA) applicable laws, rules, and regulations (including ERISA)

•	Fraud or illegal acts involving any aspect of AXA Rosenberg’s business

•	Material misstatements in regulatory filings, internal books and records, and clients’ records or reports

•	Activity that is harmful to clients, including fund shareholders

•	Breach of fiduciary duty (including but not limited to, breaches of fiduciary duty under ERISA)

•	Deviations from required controls and procedures that safeguard clients’ and AXA Rosenberg

This list is not exhaustive, and is not intended to limit the types of reporting required.

Confidentiality – Such reports will be treated confidentially to the extent permitted by law, and will be investigated promptly and appropriately.

Alternate Designee – In the event that the local Compliance Officer, the Global Chief Compliance Officer, or the Chief Legal Officer is unreachable, employees may report violations to any member of the Executive Committee (provided that the local Compliance Officer simultaneously also receives reports of all violations) or through anonymous reporting mechanism made available in the AXA Rosenberg Group Global Whistleblower Policy.

Advice – Employees should seek advice from the Compliance and Legal Teams with respect to any action or transaction that might violate the Code.

Sanctions

Any violation of the Code may result in disciplinary action that AXA Rosenberg deems appropriate, including, but not limited to, a verbal or written warning, disgorgement of profits, suspension of personal trading rights, suspension of employment (with or without compensation), demotion, or termination of employment. In addition, AXA Rosenberg may require the employee or other individual involved to reverse any personal trade at issue and forfeit any profit or absorb any loss from the trade. Violations of the Code may result in referral to civil or criminal authorities where appropriate.

Further Information Regarding the Code

Employees should contact the Global Chief Compliance Officer, the local Compliance Officer, or other members of the Legal and Compliance Teams for additional information about the Code or any other ethics-related questions.

2.10	STAFF AWARENESS AND TRAINING

It is important that all employees of AXA Rosenberg fully understand their responsibility in ensuring that all relevant and correct information regarding clients is collected and maintained. Therefore, the Global Chief Compliance Officer and the local Compliance Officers are responsible to train applicable employees of AXA Rosenberg as to the employee’s responsibility as outlined in this policy.

2.11	RECORD MAINTENANCE AND RETENTION

AXA Rosenberg will maintain the following records in a readily accessible place:

•	A copy of this Code of Ethics and each Code that has been in effect at any time during the past seven years and as described in the AXA Rosenberg Group Global Record Retention Policy.

•	A record of any violation of the Code and any action taken as a result of such violation during the applicable required retention period beginning with the end of the fiscal year in which the violation occurred.

•	A record of all acknowledgments of receipt of the Code and amendments for each person who is currently or has been an Employee as established within the AXA Rosenberg Group Global Record Retention Policy.

•	These records will be kept in accordance with applicable record retention requirements after the individual ceases to be an Employee of AXA Rosenberg.

•	Holdings and transactions reports made pursuant to the AXA Rosenberg Group Global Personal Trading and Insider Trading Policy, including any brokerage confirmation and account statements made in lieu of these reports.

•	A list of the names of persons who are currently or have been Employees within the applicable period stated in the AXA Rosenberg Group Global Record Retention Policy,

•	A record of any decision and supporting reasons to approve the acquisition of securities by Employees in limited or initial public offerings for the required period described in the AXA Rosenberg Group Global Record Retention Policy after the end of the fiscal year in which approval was granted.

•	A record of persons responsible for reviewing Employees’ reports currently and during the period of time described in record retention schedules.

•	A copy of reports provided to an applicable fund’s board of directors regarding the Code.

•	All applicable documentation relating to the Code of Ethics record retention or AXA Rosenberg Group Global Personal Trading and Insider Trading Policy, as noted above, shall be maintained in accordance with the AXA Rosenberg record retention schedule (See the AXA Rosenberg Group Global Record Retention Policy).

2.12 ANNUAL REVIEW / PERIODIC TESTING

This policy may be revised as needed to accommodate any changes in practices consistent with applicable regulations. Compliance, with the assistance of the applicable business unit(s), will review this Policy annually pursuant to regulatory requirements requiring AXA Rosenberg to have written policies and procedures in place to detect and prevent violations of the securities laws or ERISA and to review policies at least annually to ensure that they remain adequate and effective.

Compliance will perform periodic testing of this policy to determine the operating effectiveness in accordance with annual risk-based compliance monitoring plans.

RELATED POLICIES

AXA Rosenberg Policies

1.	AXA Rosenberg Global Record Retention Policy

2.	AXA Rosenberg Global Marketing, Client and Investor Communications Policy

3.	AXA Rosenberg Global Electronic Communications (including Email & Social Networking)

4.	AXA Rosenberg Global Incident, Escalation and Error Correction Policy

5.	AXA Rosenberg Global Personal Trading & Insider trading Policy

6.	AXA Rosenberg Global Conflict of Interest Policy

7.	AXA Rosenberg Global Gifts, Entertainment & Charitable Contributions Policy

8.	AXA Rosenberg Local Bribery and Foreign Corrupt Practices Act Policy

9.	AXA Rosenberg Global Whistleblower Policy

10.	AXA Rosenberg Global Information Security Policy

11.	AXA Rosenberg Global Fiduciary Duties Policy

12.	AXA Rosenberg Global Supervision Policy

13.	AXA Rosenberg Global Fraud Policy

14.	AXA Rosenberg Global Political Contributions Policy

AXA IM Risk & Control Standards

1.	AXA IM Anti-Bribery & Corruption

2.	AXA IM Anti-Money Laundering & Terrorist Financing

3.	AXA IM Code of Conduct & Ethics

4.	AXA IM Compliance Training

5.	AXA IM Gifts & Entertainment

6.	AXA IM Insider Trading

7.	AXA IM Personal Trading

8.	AXA IM Sales & Marketing Activities, Initiatives & Approaches

9.	AXA IM Market Abuse and Market Manipulation

Appendix I

AXA Rosenberg Group

Global Personal Trading and Insider Trading Policy

Appendix II

COMPLIANCE DISCLOSURE FORM

Brokerage Accounts * Initial Holdings * Outside Business Activities * Policy Certifications

Name:

1. BROKERAGE ACCOUNTS

Any employee who maintains a brokerage account must notify AXA Rosenberg (“AXAR”) in writing even if the account was opened prior to the employee’s affiliation with AXAR. A 407 Letter will be sent to the brokerage firm requesting duplicate statements be sent to the Compliance Department (if electronic downloads are not readily available) for supervising the employees account activity.

Name on Account	Brokerage Name	Account Number	Discretionary/Non-Discretionary

2. INITIAL HOLDINGS

AXAR requires all employees (and certain contractors) to submit a report of all holdings in Covered Securities to the Compliance Department within 10 days of hire. To satisfy this requirement, please attach copies of your personal account statements (that are no more than 45 days old) to this form and return to the Compliance Department.

3. OUTSIDE BUSINESS ACTIVITIES

Due to the potential for conflicts of interest, AXAR requires employees to notify his or her Team Leader prior to engaging in an outside business activity, and obtain written approval from both my Team Leader and the Chief Compliance Officer.

Please check one of the boxes:

☐	No, I am not involved in any outside business activities. I understand that I am required to obtain pre-approval from both my Team Leader and Compliance PRIOR to engaging in any outside business activity.

☐	Yes, I am involved in outside business activities and have provided the required information for each activity (please use additional pages if necessary). I understand that the Firm can approve, deny or place conditions upon my activities.

Name of Business:

Type (Circle One): Corporation Partnership Sole Proprietorship LLC Other

If Other, please describe:

Business Address:

Phone Number:	Website:

Position /Title /Relationship:

Please describe the nature of the business:

Description of duties:

# of Hours Spent on this Activity/Month: During Trading hours? Yes No

How are you compensated by this business:

With regards to your employment at AXAR and your participation in the above activity, do you think there is or could be a conflict of interest? If yes, please explain.

Did this opportunity arise because of your employment at AXAR? Yes No

4.	POLITICAL CONTRIBUTIONS

Advisers Act Rule 206(4)-5 imposes a number of requirements on investment advisers regarding the political contributions of advisers, as well as certain of their owners, officers, and employees. Violations of these requirements may result in a prohibition on AXA Rosenberg receiving advisory fees from certain state and municipal clients (including pension funds) for a period of two years from the date of the political contribution. As a result, AXA Rosenberg imposes certain requirements on its employees and has certain recordkeeping responsibilities regarding political contributions.

To allow AXA Rosenberg to maintain certain required records regarding political contributions, all new hire U.S. based employees or contractors of AXA Rosenberg must report any “COVERED” political contribution made within two years prior of your date of hire. The following activities are considered “COVERED” political contributions:

•	Contributions to any candidate seeking or holding political office in any U.S. state or municipality (this includes persons seeking federal office who currently hold state or local office).

•	Political fundraising activities on behalf of any candidate seeking or holding political office in any U.S. state or municipality or soliciting or coordinating contributions to an official or candidate (this includes persons seeking federal office who currently hold state of local office).

•	Contributions to, or fundraising activities on behalf of, any political action committee or other non-national political party or committee (e.g., the San Francisco County Republican Party)

Please report below all “COVERED” political contributions made by yourself, spouse or dependent within two years prior of your date of hire. If no contributions have been made, please state N/A.

Who made the Contribution?	Employee / Spouse / Dependent

Name of Candidate, Political Action Committee or Local Party.

Office Sought (or Held).

Name of State, Municipality or Jurisdiction.

Amount of Contribution made.

Date Contribution made.

Can the Person who made the Contribution legally vote for the Candidate?	No / Yes / Not Applicable

ACKNOWLEDGMENTS

I understand that by signing below that AXAR reserves the right to object to, or place conditions on, my outside business activities that may constitute, in the judgment of AXAR, a conflict of interest to my association with the firm.

I further acknowledge that I have read, understand and agree to abide by the Code of Ethics and the Information Security Code of Conduct & Standards, as well as all AXAR Policies and Procedures applicable to my role at AXAR. I understand that violation of the above policies or non-compliance with relevant laws or regulations may result in civil and/or criminal penalties and/or termination of my employment with AXA Rosenberg.

Date:

Signature:

For Compliance Use only:

Date received:                              Duplicate Statements requested:

Outside Business Activity, if applicable (Circle one):     Approved / Denied / Conditions

Conditions details:

Compliance Sign-off:                                              Date: